Exhibit 10.1

SECOND AMENDMENT TO NIRUP KRISHNAMURTHY EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into on October 12, 2022, by and between Nirup Krishnamurthy (“Employee”) and MEDICINE MAN TECHNOLOGIES, INC. (“MMT”) DBA SCHWAZZE (each of the foregoing referred to individually as “Party” or collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties have previously entered into the Employment Agreement on or about June 14, 2021;

1.             Introductory paragraph, specific to Employee’s job title is hereby amended and restated in its entirety as follows:

“Whereas, the Employer desires to employee the EMPLOYEE as its President under the terms of this Agreement, which will include a nine month evaluation period, and the Employee desires to become employed by the Employer pursuant to the same, and;”

2.             Section 3. of the Employment Agreement titled “COMPENSATION,” subsection a., is hereby amended and restated in its entirety as follows:

“Employer agrees to pay to the Employee during the Term of this Agreement, a base gross salary of $325,000 per annum (“Base Salary”), payable in equal installments on a bi-weekly basis, due and payable on those days of the month where Employer customarily makes salary payments to its other employees. Employer shall be responsible for deduction from each salary payment tendered to Employee herein all applicable withholding and other employment taxes imposed by state and federal tax regulations. The Employer may periodically increase Employee’s annual Base Salary at its sole discretion.”

3.             Section 3. of the Employment Agreement titled “COMPENSATION” subsection b., is hereby added as follows:

“The Company grants to Employee, effective as of the date of this Agreement (the “Date of Grant”), the option to purchase all or any part of two hundred thousand (200,000) shares of the common stock of the Company (the “Common Stock”) at a purchase price that shall equal the closing price of the Company’s Common Stock as reported on the trading market in which the Common Stock trades on the Date of Grant (the “Option”). The Option shall vest and become exercisable in accordance with the following vesting schedule: (i) 50,000 shares of Common Stock subject to the Option will vest and become exercisable on the first anniversary of the Effective Date of the Agreement; (ii) an additional 50,000 shares of Common Stock subject to the Option will vest and become exercisable on the second anniversary of the Effective Date of the Agreement; (iii) an additional 50,000 shares of Common Stock subject to the Option will vest and become exercisable on the third anniversary of the Effective Date of the Agreement and (iv) the remaining 50,000 shares of Common Stock subject to the Option will vest and become exercisable on the fourth anniversary of the Effective Date of the Agreement, such that the Option shall be fully vested as of such date.”

IN WITNESS WHEREOF, the Parties have executed this Second Amendment on the date set forth above.

MEDICINE MAN TECHNOLOGIES, INC.		Nirup Krishnamurthy

By:	/s/ Justin Dye	By:	/s/ Nirup Krishnamurthy
Name:	Justin Dye	Name:	Nirup Krishnamurthy
Title:	Chief Executive Officer	Title:	Employee
Address:	4880 Havana St. Suite 201, Denver CO 80239
Email:	Justin@schwazze.com
Phone:	(303) 371-0387

Nirup Krishnamurthy

By:	/s/ Nirup Krishnamurthy
Name:	Nirup Krishnamurthy
Title:	President